                                                                      EXHIBIT 11

                CASE CORPORATION AND CONSOLIDATED SUBSIDIARIES

               COMPUTATION OF EARNINGS PER SHARE OF COMMON STOCK
                      (in millions, except share amounts)

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
                                                                             Three Months Ended        Six Months Ended
                                                                             ------------------        ----------------
                                                                                  June 30,                 June 30,
                                                                                  --------                 --------
                                                                              1998       1997           1998      1997
                                                                              -----      -----          -----     -----
Computations for Statements of Income
   Basic earnings per share:
       Net income...........................................................  $ 126      $ 138           $ 195    $ 202
       Preferred stock dividends............................................     (1)        (1)             (3)      (3)
                                                                              -----      -----           -----    -----
       Net income to common.................................................  $ 125      $ 137           $ 192    $ 199
                                                                              =====      =====           =====    =====
       Average shares of common stock outstanding...........................   73.9       73.7            73.9     73.6
       Basic earnings per share.............................................  $1.68      $1.86           $2.59    $2.70
                                                                              =====      =====           =====    =====
   Diluted earnings per share:
       Average shares of common stock outstanding...........................   73.9       73.7            73.9     73.6
       Incremental common shares applicable to restricted
         common stock based on the average market price
         during the period..................................................    0.2        0.3             0.2      0.2
       Incremental common shares applicable to common stock
         options based on the average market price
         during the period..................................................    0.8        1.4             0.9      1.4
       Average common shares issuable assuming conversion of
         the Series A Cumulative Convertible Preferred Stock
         and the Cumulative Convertible Second Preferred Stock..............    3.5        3.5             3.5      3.5
                                                                              -----      -----           -----    -----
       Average common shares assuming full dilution.........................   78.4       78.9            78.5     78.7
       Diluted earnings per share...........................................  $1.61      $1.75           $2.48    $2.57
                                                                              =====      =====           =====    =====
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